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                                                                      EXHIBIT C
                                                                        FILE 70-



                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                               New York, NY 10005



                                  June 18, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Form U-1 Application-Declaration

Ladies and Gentlemen:

                  We refer to the Form U-1 Application-Declaration (the "Application-Declaration") filed by Interstate Energy Corporation ("IEC"), a Wisconsin corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application-Declaration.

                  The Application-Declaration requests authorization from time to time for a period of five (5) years for (i) Alliant Industries, Inc. ("Alliant"), through its wholly-owned subsidiary, Heartland Properties, Inc. ("HPI"), or its affiliate, to invest in tax credit properties in the IEC service area and (ii) HPI to implement a program to provide assistance for affordable single-family housing in the IEC service area. We have acted as counsel for IEC in connection with this Application-Declaration and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by IEC and its subsidiaries as described in the Application-Declaration.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of IEC, certificates of public officials, certificates of officers and representatives of IEC and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made by officers of IEC and other appropriate persons, and statements contained in the Application-Declaration.
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                  The opinions expressed below in respect of the Transaction described in the Application-Declaration are subject to the following assumptions or conditions:

                  a. The Transaction shall have been duly authorized and approved to the extent required by federal and state law and by the Board of Directors of IEC;

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting the Application-Declaration and permitting the Application-Declaration to become effective with respect to the Transaction;

                  c. The Transaction shall have been accomplished in accordance with all approvals, authorizations, consents, certificates and orders of any applicable state commission or regulatory authority required for the consummation of the Transaction, and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect;

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above; and

                  e. The consummation of the Transaction shall be conducted under our supervision, and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of such opinions of other counsel, qualified to practice in jurisdictions pertaining to such transaction in which we are not admitted to practice, as we may deem appropriate.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the Transaction is consummated in accordance with the Application-Declaration, and subject to the assumptions and conditions set forth above:

                  1. IEC will be validly organized and duly existing under the laws of the State of Wisconsin. Alliant and HPI will be validly organized and duly existing under the laws of the State of Wisconsin; and

                  2. All state and federal laws applicable to the Transaction will have been complied with.
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                  We hereby consent to the use of this opinion as an exhibit to the Application-Declaration. The opinions set forth herein are issued and expressed as of the date hereof. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.


Very truly yours,

Milbank, Tweed, Hadley & McCloy

MDD/____